Exhibit (a)(1)(viii)

Notice of an Extraordinary General Meeting
to be held on 12th April 2013

Elan Corporation, plc

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser, who, if you are resident in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or the Investment Intermediaries Act 1995 of Ireland or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom, or from another appropriately authorised independent financial adviser if you are in a territory outside Ireland or the United Kingdom.

If you sell or have sold or otherwise transferred all of your Ordinary Shares or ADSs in Elan please send this document and the accompanying documentation (with the exception of any personalized documentation) to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee as soon as possible. Such documents should not be forwarded to or sent in or into a Prohibited Territory. If you sell or have sold or otherwise transferred only part of your holding of Ordinary Shares or ADSs, you should retain this document and consult your stockbroker, bank or other agent through whom the sale or transfer was affected immediately as to the action you should take.

The distribution of this document in or into jurisdictions other than Ireland, the United Kingdom or the United States may be restricted by law and, therefore, persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of the relevant jurisdiction.

Your attention is drawn to the Letter from the Chairman of Elan and the Board’s recommendation to vote in favour of the Resolution to be proposed for consideration at the Extraordinary General Meeting described herein.

The Directors of Elan accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case); the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Any holder of 1 per cent. or more of any class of relevant securities of Elan or of Royalty Pharma may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended).

Elan Corporation plc – Notice of Extraordinary General Meeting

Directors:
Robert A. Ingram (Chairman)
Kelly Martin (Executive Director, CEO)
Gary Kennedy (Director)
Patrick Kennedy (Director)
Giles Kerr (Director)
Kieran McGowan (Director)
Kyran McLaughlin (Director)
Donal O’Connor (Director)
Richard Pilnik (Director)
Dennis Selkoe (MD, Director)
Andrew von Eschenbach (M.D., Director)
Registered Office Treasury Building Lower Grand Canal Street Dublin 2 Ireland

Extraordinary General Meeting to Approve a Tender Offer to purchase Ordinary Shares
(including Ordinary Shares represented by American Depositary Shares)

Dear Shareholder

Introduction

On 22 February, 2013, the Board announced that it intended to return to Shareholders up to US$1 billion (excluding expenses) of the upfront payment that it expects to receive from Biogen Idec in respect of the restructuring transaction announced by Elan on 6 February, 2013 (the “Tysabri Transaction”).

As set out in that announcement, the Tysabri Transaction would enable a significant portion of the locked in value of Tysabri to be realised. The Company reviewed several options for returning value to Shareholders and decided to implement a share repurchase by way of tender offer because it believes this process benefits both Shareholders and the Company.

On 11 March, 2013, a circular setting out details of the Tender Offer, including the background to and the reasons for the Tender Offer was issued to Shareholders (the “Circular”). As set out in the Circular, the Tender Offer and the transactions required to implement it, require the approval of Shareholders and therefore an Extraordinary General Meeting of the Company is to be held at The Westin Hotel, Westmoreland Street, Dublin 2, Ireland on 12 April, 2013 at 10.00 a.m. (the “EGM”) to consider the resolution required to implement the Tender Offer. The notice of the EGM is included in this document.

The Board strongly recommends that you read the Circular in full, in addition to this document, and do not rely solely on the information in this letter. The relevant parts of the Circular for ADS Holders are Parts I-IV, VI and VII, and for Ordinary Shareholders are Parts I, II and IV - VII. The expected timetable in respect of the Tender Offer and the EGM is set out in this document. Capitalised terms not defined in this document shall have the same meaning as in the Circular.

The Extraordinary General Meeting

The sole item on the agenda of the EGM is consideration of the Resolution. Approval of the Resolution is necessary, inter alia, to enable the Company to implement the Tender Offer. The Resolution provides for a share repurchase of up to 88,888,888 Ordinary Shares, representing 14.87 per cent. of the existing issued share capital of the Company, at a minimum price of US$11.25 and a maximum price of $13.00 (being the Price Range to which the Tender Offer is subject).

Whether or not you intend to be present at the meeting, you are requested to complete and return the Form of Proxy sent to you as soon as possible and, in any event, so as to be received by Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland, not later than 10.00 a.m. (Irish time) on 10 April, 2013.

Elan Corporation plc – Notice of Extraordinary General Meeting

Registered ADS Holders are requested to complete the Voting Instruction Form sent to you and return such form as soon as possible and in any event so as to be received by the ADS Depositary not later than 10.00 a.m. (New York City time) on 8 April, 2013. Holders of ADSs in street name accounts should follow the instructions provided by their bank or broker custodian.

Your vote is important, regardless of the number of shares you own and we encourage you to vote your shares as soon as possible. Details of how to vote by telephone or via the Internet are also provided on your proxy form. Please note that the completion and return of a Form of Proxy will not preclude registered holders of Ordinary Shares from attending the EGM should they wish to do so. Additionally, please note that you remain able to vote your Ordinary Shares or ADSs even if you have submitted a tender under the Tender Offer.

Recommendation

The Board considers that the Tender Offer and the transactions required to implement it are in the best interests of the Company and the Shareholders as a whole. Accordingly, the Board unanimously recommends all Shareholders to vote in favour of the Resolution necessary to effect the Tender Offer as they intend to do in respect of their own beneficial holdings of Ordinary Shares (including Ordinary Shares represented by ADSs) amounting in aggregate to 780,629 Ordinary Shares, representing approximately 0.13 per cent. of the current issued ordinary share capital of Elan.

The Board is making no recommendation to Shareholders in relation to participation in the Tender Offer itself. Shareholders need to decide individually what is best for them. Shareholders are not obliged to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) if they do not wish to do so. Whether or not Shareholders decide to tender all or any of their Ordinary Shares (including Ordinary Shares represented by ADSs) may depend, among other things, on their view of Elan’s prospects and their own individual circumstances, including their tax position. Shareholders are recommended to consult their duly authorised independent advisers and make their own decision.

The Directors all wish to retain their holdings in Elan and therefore are not intending to tender any of their Ordinary Shares (including Ordinary Shares represented by ADSs) in the Tender Offer.

Yours faithfully

Robert A. Ingram
Chairman

14 March 2013

YOUR VOTE IS IMPORTANT
If you have any questions about how to vote your shares please contact

For registered holders of Ordinary Shares:
Computershare Investor Services (Ireland) Limited
Dedicated Helpline: +353 1 447 5107
www.eproxyappointment.com

For holders of American Depositary Shares:
Innisfree M&A Incorporated
Toll-free from the US and Canada: 1-877-750-9498
Free-phone from Ireland and the UK: 00-800-4664-7000
Call collect: 212-750-5833 (Banks, brokers and others)

Elan Corporation plc – Notice of Extraordinary General Meeting

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Tender Offer opens	11 March 2013

Mailing of Notice of Extraordinary General Meeting	On or about 18 March 2013
and related Form of Proxy and Voting Instruction Form
as applicable

Latest time for receipt by ADS Depositary of Voting	10.00 a.m. (New York City
Instruction Forms for ADS Holders for the EGM	time) on 8 April 2013

Latest time and date for receipt of Forms of Proxy	10.00 a.m. (Irish time) on
10 April 2013

Extraordinary General Meeting	10.00 a.m. (Irish time) on
12 April 2013

Latest time and date for receipt by Tender	5.00 p.m. (New York City
Agent of Letters of Transmittal	time) on 17 April 2013

Latest time for and date for receipt by Receiving Agent	8.00 a.m. (Irish time) on
of Tender Forms	18 April 2013

Latest time and date for settlement of	8.00 a.m. (Irish time) on
Electronic Tenders in CREST	18 April 2013

Closing of the Tender Offer	8.00 a.m. (Irish time) on
18 April 2013

Announcement of results of Tender Offer	By 5.00 p.m. (New York City
time) on 18 April 2013

Dispatch of cheques for Tender Offer proceeds in	By 25 April 2013
respect of sold certificated Ordinary Shares

Settlement date for purchases under the Tender Offer	By 25 April 2013

CREST accounts credited with Tender Offer proceeds	By 25 April 2013
in respect of sold uncertificated Ordinary Shares

CREST accounts credited for revised holdings of	By 25 April 2013
Ordinary Shares (or, in the case of unsuccessful tenders,
for entire holdings of Ordinary Shares)

Return of share certificates in respect of unsuccessful tenders	By 30 April 2013

Dispatch of balance share certificates for unsold Ordinary Shares	By 30 April 2013

Dispatch of cheques for Tender Offer proceeds to ADS Holders	By 30 April 2013
and dispatch of statements for balance ADSs, as applicable

The dates and times set forth above may, in certain circumstances, be subject to amendment as further set out in the Circular.

Elan Corporation plc – Notice of Extraordinary General Meeting

NOTICE OF EXTRAORDINARY GENERAL MEETING
Elan Corporation, plc
(Registered in Ireland under the Companies Acts 1963 to 2012 with registered number 30356)

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Elan Corporation, plc (“Elan” or the “Company”) will be held at The Westin Hotel, Westmoreland Street, Dublin 2, Ireland on 12 April, 2013 at 10.00 a.m. (Irish time) to consider and, if thought fit, pass the following Ordinary Resolution:

“THAT the transactions to be entered into by the Company and/or any subsidiary (as such expression is defined by Section 155 of the Companies Act, 1963) of the Company in connection with a tender offer for the Company’s Ordinary Shares, as fully described or referred to in the circular to the Company’s shareholders dated 11 March 2013 (the “Tender Offer”), be approved and that subject to and for the purposes of the Companies Act, 1990, the Company and/or any subsidiary be and are hereby generally authorised in accordance with Section 215 of the Companies Act, 1990 to make one or more market purchases (within the meaning of Section 212 of the Companies Act, 1990) of the Company’s Ordinary Shares pursuant to, for the purpose of, or in connection with, the Tender Offer, provided that

(i)	the maximum aggregate number of Ordinary Shares hereby authorised to be purchased is 88,888,888;

(ii)	the minimum price which may be paid per Ordinary Share purchased pursuant to the authority hereby conferred is US$11.25;

(iii)	the maximum price which may be paid per Ordinary Share purchased pursuant to the authority hereby conferred is US$13.00;

(iv)	this authority hereby conferred shall expire on 12 October, 2013 unless previously varied revoked or renewed;

(v)	this authority hereby conferred is in addition to any authority previously conferred to make market purchases; and

(vi)
the Company or any subsidiary may before such expiry enter a contract for the purchase of Ordinary Shares which would or might be wholly or partly executed after such expiry and may make a purchase of Ordinary Shares pursuant to any such contract as if the authority hereby conferred had not expired.”

By Order Of The Board

William F. Daniel
Company Secretary

14 March 2013

Registered Office:
Elan Corporation, plc,
Treasury Building,
Lower Grand Canal Street,
Dublin 2,
Ireland.

Elan Corporation plc – Notice of Extraordinary General Meeting

NOTES FOR HOLDERS OF ORDINARY SHARES
AND FOR INFORMATION PURPOSES ONLY FOR ADS HOLDERS

1.    Total voting rights

At 14 March, 2013, being the latest practicable date prior to the publication of this Notice of EGM, the Company’s issued share capital consisted of 597,822,228 Ordinary Shares. The Ordinary Shares carry one vote each. Therefore, the total number of voting rights of the Company at 14 March, 2013, was 597,822,228.

2.    Conditions for participating in the meeting

Every member, irrespective of how many shares they hold, has the right to attend, speak, ask questions relating to the agenda and to vote at the EGM. Completion of a Form of Proxy will not affect your right to attend, speak, ask questions relating to the agenda and vote at the EGM in person. The right to participate in the EGM is subject to the registration of the shares on the Voting Record Date (as defined below). For the EGM on 12 April, 2013, the voting record date is close of business on 10 April, 2013 (or in the case of an adjournment at close of business two days before the time fixed for the adjourned meeting) (the “Voting Record Date”). Changes to entries in the Register after that time will be disregarded in determining the right of any person to attend, speak, ask questions and/or vote at the meeting.

If you are a registered shareholder, your shareholder reference number is to be found on your Form of Proxy. You will need to use your shareholder reference number and your PIN number to lodge your vote online via the Registrar’s website.

3.    Appointment of proxy

If you cannot attend the EGM in person, you may appoint a proxy (or proxies) to attend, speak, ask questions and vote on your behalf. For this purpose a personalised Form of Proxy is sent to each member. A member entitled to attend and vote at the above meeting is entitled to appoint one or more proxies to attend, speak and vote on his/her behalf. A proxy need not be a member of the Company. You may appoint the Chairman of the Company or another individual as your proxy. You may appoint a proxy by completing your Form of Proxy, making sure to sign and date the form at the bottom and return it in the pre-paid envelope provided. Forms of Proxy, to be valid, must reach the Registrars to the Company; Computershare Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not later than 10.00 a.m. on 10 April, 2013. If you are appointing someone other than the Chairman as your proxy, then you must fill in the details of your representative at the meeting in the box located underneath the wording “I/We hereby appoint the Chairman of the Meeting OR the following person” on the Form of Proxy.

Alternatively, you may appoint a proxy electronically, by visiting the website of the Company’s Registrars at www.eproxyappointment.com. You will need your shareholder reference number and your PIN number, which can be found on the lower section of your Form of Proxy.

If you appoint the Chairman or another person as a proxy to vote on your behalf, please make sure to indicate how you wish your votes to be cast by ticking the relevant boxes on your Form of Proxy. If you do not indicate how you wish your proxy to vote (or where additional resolutions or procedural matters are put to the meeting) your proxy may vote or abstain as he or she sees fit. Completing and returning a Form of Proxy will not preclude you from attending and voting at the meeting should you so wish.

4.    Voting Record Date for EGM

The Company, pursuant to Section 134A of the Companies Act, 1963, specifies that only those shareholders registered on the Register as at close of business on 10 April, 2013 (or in the case of an adjournment at close of business two days before the time fixed for the adjourned meeting) shall be entitled to attend and vote at the meeting in respect of the number of shares registered in their names at the time. Changes in the Register after that time will be disregarded in determining the right of any person to attend and/or vote at the meeting.

Elan Corporation plc – Notice of Extraordinary General Meeting

5.    How to exercise your voting rights

As a shareholder, you have several ways to exercise your right to vote:

5.1   By attending the EGM in person;

5.2   By appointing the Chairman or another person as a proxy to vote on your behalf;

5.3   By appointing a proxy via the CREST System if you hold your shares in CREST.

In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other registered holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members.

6.    Tabling draft resolutions

If you or a group of members hold at least 3 per cent. of the issued share capital, representing at least 3 per cent. of the total voting rights, of the Company, you or the group of members acting together have the right to table a draft resolution for an item already on the agenda of the EGM subject to any contrary provision in company law.

In order to exercise this right, the text of the draft resolution and evidence of your identity and shareholding must be received by post by the Company Secretary at Elan Corporation, plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email to GeneralMeeting@Elan.com within sufficient time so that it may be dispatched by the Company within the minimum notice period required for the resolution by the Companies Acts unless expressly provided otherwise in the Company’s Articles of Association. A resolution cannot be included in the EGM agenda unless the above requirements are complied with and it is received at either of these addresses by this deadline. Furthermore, members are reminded that there are provisions in company law which impose other conditions on the right of members to propose resolutions at the general meeting of a company.

7.    Members’ right to ask questions

Members have a right to ask questions related to items on the EGM agenda and to have such questions answered by the Company subject to any reasonable measures the Company may take to ensure the identification of members. An answer is not required where: (i) to give an answer would interfere unduly with the preparation for the meeting or the confidentiality and business interests of the Company, (ii) the answer has already been given on the Company’s internet site in a question and answer forum, (iii) it appears to the Chairman of the meeting that it is undesirable in the interests of good order of the meeting that the question be answered or (iv) to give an answer will cause the Company to breach its obligations under the Irish Takeover Rules or any other relevant legislation.

8.    How to request/inspect documentation relating to the meeting

The Circular was issued on 11 March, 2013. The notice of the EGM was approved on 14 March, 2013. These documents are also available on the Company’s website, www.elan.com.

Should you wish to be sent copies of documents relating to the meeting, you may request this by telephoning the Company’s Registrars on +353 1 4475107 or by writing to the Company Secretary at the address set out above.

The Memorandum and Articles of Association of the Company may be inspected during normal business hours on any normal working day at the registered office of the Company, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, up to and including the date of the EGM and at the EGM itself.

Elan Corporation plc – Notice of Extraordinary General Meeting